SECURITIES AND EXCHANGE COMMISSION
                              Washington D.C. 20549

                                    FORM 8-K
                Current Report Pursuant to Section 13 or 15(d) of
                           The Securities Act of 1934

       Date of Report (Date of Earliest Event Reported): November 11, 2003

                       NOVA NATURAL RESOURCES CORPORATION
             (Exact name of registrant as specified in its charter)

Colorado                           0-15078               84-1227328
(State or other jurisdiction     (Commission         (I.R.S. Employer
Of incorporation)                  File No.)         Identification No.)

                   1021 Creekford Drive Weston, Florida, 33326
               (Address of principal executive offices) (Zip Code)
                                  (954)849-9507
              (Registrant's telephone number, including area code)

ITEM 5. Other Events

Fort Lauderdale, Florida, Nova Natural Resources Corporation (NASDAQ:OTCBB:
NVNJ) announced today that the Corporation entered into an agreement to divest of its electronic business assets the company idled at 2002 year end. The company has also stated that it has completed the 2002 audit and expects to submit within 60 days.


The electronic business unit declined shortly after acquisition due to a slow down in demand for existing products and a lack of immediate working capital required for new product introduction. Revenue decreased significantly from 2001 of $4.8MM to 2002 of $.4MM whereby the company was unable to continue operations. Previous management was unsuccessful in efforts to raise the necessary working capital in the time frame in which the business unit had opportunities for its product. The decrease in demand, consumption of saleable inventory and lack of working capital resulted in discontinuing the operations at year end 2002. The business had remained idle while the new management team and board of directors accessed the market conditions for the company products and production capabilities. The current board of directors has determined that restarting the operations creates significant risk for its shareholders and has determined that raising funds with equity would be difficult if not impossible. Therefore, the Directors approached the original owners and reached an agreement for the return of assets in turn for the return of the Torita Electronic (Hong
Kong) Ltd., common stock in the amount of 138,612,287 shares.

The divesture agreement was entered into with Han Zhende, President of Torita Electronic (Hong Kong) Company Ltd., and provides for the return of the assets acquired from the original agreement, dated Feb 09 2001 between Torita Donghao, LLC and Nova Natural Resource Corporation. The agreement provides for the return of assets, assumption of all liabilities associated with the Chinese operation in turn for the return to Nova the 138,612,287 shares of common stock originally issues to Torita Electronic (Hong Kong) Ltd.

The 2002 audit is completed in draft form and currently the company and auditor are working on footnotes and subsequent events relating to the divesture. The company expects that the audit and subsequent quarterly reports for 2003 will be ready for submission within 60 days.

  Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.




                                   SIGNATURES
Pursuant to the requirements of the Securities and Exchange Act of 1934, The Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                       NOVA NATURAL RESOURCES CORPORATION


                          By:  /s/ Chris Tse
                          ------------------------
                          Chris Tse, President

                             Date: November 11, 2003